UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2007

Ashworth, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14547	84-1052000
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2765 Loker Avenue West, Carlsbad, California		92010
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	760-438-6610

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Item 5.02 of this Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

APPOINTMENT OF ALLAN FLETCHER AS CHIEF EXECUTIVE OFFICER

On October 24, 2007, the Company's board of directors appointed Allan Fletcher, 63, as Chief Executive Officer.

Mr. Fletcher is the founder of Fletcher Leisure Group, Inc. ("FLG"), which has been one of Canada's leading suppliers of branded golf apparel, sportswear and golf equipment for over 40 years and is a long-standing business partner of the Company. Mr. Fletcher was responsible for the operations and strategic direction of FLG and served as its president until December 2003 when he became the chairman and chief executive officer. Mr. Fletcher’s son, Mark Fletcher, currently serves as the president of FLG and oversees its operations.

In connection with Mr. Fletcher's appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Fletcher (the "Fletcher Employment Agreement") on October 24, 2007. The Fletcher Employment Agreement provides for compensation consisting of, among other things, an annual base salary of $1.00; an option to purchase 100,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock on the grant date (with 50% of the options vesting on each of the first two anniversaries of the grant date); a target bonus of $500,000 (depending upon achievement of Company and individual objectives for fiscal year 2008); reimbursement for a country club membership up to a maximum of $50,000 and membership dues up to $1,000 per month; reimbursement of up to $40,000 per year for discretional out-of-pocket expenses that might not otherwise be covered by Company policy; an automobile allowance of $1,000 per month; and an allowance for reasonable residential expenses.

Option vesting will accelerate upon either the Company's termination of Mr. Fletcher's employment without cause or as a result of a change in control. The option exercise period for vested options will extend until the earlier of one year after termination of employment for any reason or 10 years after the grant date. The foregoing description of the Fletcher Employment Agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

The options will be issued to Mr. Fletcher pursuant to the Ashworth 2007 Nonstatutory Stock Option Plan (the "2007 Plan"), which was adopted by the board of directors of the Company on October 24, 2007, in reliance upon Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) regarding employment inducement grants. The terms of the 2007 Plan are substantially similar to those of the Company's 2000 Equity Incentive Plan, except that the 2007 Plan only provides for the issuance of nonqualified stock options and dividend equivalents, and only pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv) regarding employment inducement grants. The maximum number of aggregate shares that may be issued pursuant to awards under the 2007 Plan is Two Hundred Thousand (200,000). The foregoing description of the 2007 Plan is qualified in its entirety by the terms of the plan, which is filed as Exhibit 10.2 to this Form 8-K and is incorporated herein by reference.

The Company also authorized entry into its form Indemnity Agreement with Mr. Fletcher, which provides for indemnification by the Company of Mr. Fletcher to the fullest extent permitted by law against expenses and damages if Mr. Fletcher is, or is threatened to be made, a party to or participant in a legal proceeding by reason of his status as a director, officer, employee, agent or fiduciary of the Company or by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of any other entity. The Indemnity Agreement provides that the Company will advance the expenses of Mr. Fletcher incurred in any such proceedings prior to final disposition of the claim. In determining Mr. Fletcher's entitlement to indemnification, Mr. Fletcher will be presumed entitled to indemnification, and the Company will have the burden of proving otherwise.

The foregoing description of the form Indemnity Agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.1 to the Company's Form 8-K filed on December 15, 2006 and incorporated herein by reference.

After his appointment as Chief Executive Officer of the Company, Mr. Fletcher will retain a 100% ownership interest in FLG. To ensure proper corporate governance practices, the Company's board of directors has charged Edward J. Fadel, President of the Company, with the responsibility for overseeing the Company's business relationship and contracts with FLG and reporting on these matters directly to the board of directors. Also, pursuant to Nasdaq Marketplace Rule 4350(h), Mr. Meyer, the Chairman of the Company's board of directors, and Mr. Fadel will periodically report to the audit committee of the board of directors (the "Audit Committee") on the status of the Company's contracts and relationship with FLG and its affiliates. The Audit Committee will review and discuss the relationship between FLG and its affiliates, on the one hand, and the Company, on the other hand, with Messrs. Meyer and Fadel. Finally, the Audit Committee must review and approve in advance any material changes to the Company's contracts or relationships with FLG or its affiliates, so long as Mr. Fletcher remains an officer of the Company and continues to hold an ownership interest in FLG or its affiliates.

The Company previously entered into two separate management agreements ("Agreements") with FLG pursuant to which FLG was appointed the Company’s exclusive sales and management representative for each of the Ashworth product lines and the Callaway Golf apparel product lines in Canada. The Company pays FLG a management fee equal to 19% of net revenues and expects payments to FLG under these Agreements to be approximately $1.4 million for fiscal year 2007. For the 19% fee, FLG provides various services including, but not limited to, inventory receiving, warehousing, distribution, sales, customer service, credit analysis, collection of receivables and general accounting. Mr. Fletcher's interest in these transactions is expected to be approximately $1.4 million for fiscal year 2007.

On August 15, 2007, the Company also entered into a licensing agreement with FLG pursuant to which the Company will have the exclusive right to distribute Sunice licensed products in the U.K., Ireland and selected countries of Continental Europe through Ashworth’s U.K. subsidiary. The Company will pay FLG a royalty of ten percent (10%) of net sales to customers, subject to minimum amounts after the first year (with the minimums to be negotiated during the first year). In the first year of the agreement, FLG will be responsible for all production and will deliver licensed products to Ashworth on a consignment basis. During such first year Ashworth will pay FLG for the actual cost of the production, delivery of the licensed products, all freight, duties and other documented costs of manufacturing and delivery, plus 5.00% of the total cost, for all sales of the licensed products by Ashworth to third-party customers. The Company expects payments to FLG under this Agreement to be approximately $500,000 for the last two months of fiscal year 2007. Mr. Fletcher's interest in these transactions is expected to be approximately $500,000 for the last two months of fiscal year 2007.

APPOINTMENT OF GREG W. SLACK AS CHIEF FINANCIAL OFFICER

On October 24, 2007, the Company's board of directors appointed Greg W. Slack, 46, as Chief Financial Officer and the Company's Principal Accounting Officer. Mr. Slack had previously served as the Company's Vice President – Finance, Corporate Controller & Principal Accounting Officer until July 2007.

Prior to returning to the Company, Mr. Slack served as Vice President of Finance of Pivotstor LLC from August 1, 2007 to October 23, 2007. Mr. Slack initially joined the Company as Director of Internal Audit in October 2005, was promoted to Corporate Controller in February 2006, promoted to Vice President – Finance in July 2006 and appointed Principal Accounting Officer in October 2006. From September 2004 until October 2005, Mr. Slack worked on the Company’s Sarbanes-Oxley project as an independent consultant. Mr. Slack was with JMC Management, Inc. from December 2001 through August 2004, where he served as the Chief Financial Officer from January 2003 to August 2004 and as the Controller from December 2001 to January 2003. Prior to that Mr. Slack held various accounting related positions at Bay Logics, Inc. and PricewaterhouseCoopers LLP. He holds a Certified Public Accountant license from the State of California and a B.S. degree in Accountancy from San Diego State University.

In connection with Mr. Slack's appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Slack (the "Slack Employment Agreement") on October 24, 2007. The Slack Employment Agreement provides for compensation consisting of, among other things, an annual base salary of $225,000; a target bonus of $112,500 for fiscal year 2008 at the discretion of the Company's board of directors; a clothing allowance in accordance with company policy; and an automobile allowance of $750 per month.

The Slack Employment Agreement also provides for a severance payment, in the event that Mr. Slack is terminated without cause and Mr. Slack delivers to the Company and thereafter does not revoke a release and waiver of all claims against the Company. In such case, the severance payment would be 50% of Mr. Slack's then-current annual base salary, if such termination occurs on or prior to the one-year anniversary of Mr. Slack's employment with the Company, or 100% of Mr. Slack's then-current annual base salary, if such termination occurs after Mr. Slack's one-year anniversary of employment with the Company.

The Company also authorized entry into its form Indemnity Agreement with Mr. Slack, which provides for indemnification by the Company on the same terms described above with respect to Mr. Fletcher's Indemnity Agreement. The foregoing description of the Slack Employment Agreement is qualified in its entirety by the terms of such agreement, which is filed as Exhibit 10.3 to this Form 8-K and is incorporated herein by reference.

DEPARTURE OF PETER M. WEIL

Effective October 24, 2007, Peter M. Weil resigned his position as Chief Executive Officer and as a Director of the Company to spend more time with his family on the East Coast. On October 24, 2007, the Company entered into a separation and release agreement with Mr. Weil (the "Weil Separation Agreement"). Under the Weil Separation Agreement, Mr. Weil is entitled to a severance payment of $400,000 paid as follows: $100,000 on January 2, 2008, with the balance of $300,000 paid thereafter in 19 equal semi-monthly installments on the 15th and last day of every month. The Weil Separation Agreement, provided certain requirements are met, also provides for the acceleration of Mr. Weil's unvested stock options and an extension of the exercise period of such options until one year following Mr. Weil's separation. Mr. Weil confirmed that his resignation was not a result of any disagreement with the Company as to the Company's operations, policies or practices. The foregoing description of the Weil Separation Agreement is qualified in its entirety by the terms of the Weil Separation Agreement, which is filed as Exhibit 10.4 to this Form 8-K and incorporated herein by reference.

DEPARTURE OF ERIC R. HOHL

Effective October 24, 2007, Eric R. Hohl left his position as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Pursuant to the terms of his employment agreement, the vesting for 40,000 stock options was accelerated and will be exercisable for 90 days after his departure for incentive stock options and 180 days after his departure for non-qualified options. In the event that Mr. Hohl delivers (and thereafter does not revoke) a fully executed release and waiver of all claims against the Company, Mr. Hohl will receive a one-time severance payment from the Company of $96,000.

The Company's press release relating to the foregoing disclosure is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No. Description of Exhibit

10.1 Employment Agreement with Allan Fletcher, dated October 24, 2007.
10.2 Ashworth, Inc. 2007 Nonstatutory Stock Option Plan.
10.3 Employment Agreement with Greg W. Slack, dated October 24, 2007.
10.4 Separation and Release Agreement with Peter M. Weil, dated October 24, 2007.
99.1 Press release issued by the Company on October 25, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ashworth, Inc.

October 30, 2007	By:	/s/Greg W. Slack

Name: Greg W. Slack
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Allan Fletcher, dated October 24, 2007.
10.2	Ashworth, Inc. 2007 Nonstatutory Stock Option Plan.
10.3	Employment Agreement with Greg W. Slack, dated October 24, 2007.
10.4	Separation and Release Agreement with Peter M. Weil, dated October 24, 2007.
99.1	Press release issued by the Company on October 25, 2007.